Exhibit 99.1

FOR IMMEDIATE RELEASE

January 7, 2008

LIBERTY MEDIA ACQUIRES CONTROLLING STAKE IN BODYBUILDING.COM

Leading bodybuilding community and e-commerce company to enhance Liberty Media web strategy

Englewood, Colorado and Meridian, Idaho – Liberty Media Corporation (NASDAQ: LINTA, LCAPA) (“Liberty”) and Bodybuilding.com today announced that Liberty has acquired control of Bodybuilding.com the leading sports nutrition electronic retailer and most visited bodybuilding and fitness site in the world.  Terms of the acquisition were not disclosed.  Liberty’s interest in Bodybuilding.com will be attributed to the Liberty Interactive group.

Founded in 1999, Bodybuilding.com is a two time Inc. 500 Company and was named Internet Retailer “Best of the Web” top 50 in 2006 and top 100 in 2007.  The company had over 100,000 daily and 3,100,000 monthly unique visitors in November, 2007.

“Bodybuilding.com is a fast growing leader in fitness nutrition e-commerce and the authentic voice of the bodybuilding community, as demonstrated by the success of BodySpace, the social network for body building athletes,” said Michael Zeisser, Senior Vice President of Liberty Media.  “We are pleased to welcome entrepreneurs of the caliber of Ryan DeLuca and his team into the Liberty family.  We look forward to driving collaboration among Bodybuilding.com and Liberty’s existing e-commerce and television companies.

“We are thrilled to join the Liberty Media family and to partner with their other top-notch commerce companies,” said Bodybuilding.com CEO Ryan DeLuca. “Bodybuilding.com is a community-centric, search driven commerce business that is highly complementary with many of Liberty’s other properties.   We believe our strength in social networking

and our well established brand relationships will be highly relevant to Liberty.  We are committed to working with Liberty and its affiliate management to pursue numerous mutual, highly definable and actionable growth opportunities.”

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp, and Expedia, and the Liberty Capital group, which includes Liberty’s interests in Starz Entertainment, News Corporation, and Time Warner. For more information, please see www.libertymedia.com .

About Bodybuilding.com:

Bodybuilding.com (http://www.Bodybuilding.com) manages two websites.  Its “Supersite” is a vibrant and active community of content, social networking, and advice containing articles, personal pages, videos, and chat rooms. Visitors learn about gaining muscle, losing fat, competing and staying motivated.  Bodybuilding’s “Store” is an e-Commerce and product information site containing over 6,000 products including supplements, clothing, tanning supplies, accessories and other bodybuilding products that represent more than 450 brands.

Contact:

Liberty Media

John Orr

(720) 875-5622